NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

NUMBER

SaveDaily, Inc.

SHARES

50,000,000 SHARES AUTHORIZED COMMON STOCK
$0.001 PAR VALUE

Cusip No. 80516A 106

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

~ SHARES OF **SaveDaily, Inc.** COMMON STOCK ~

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CORPORATE
Seal

SECRETARY

PRESIDENT

Countersigned:
Standard Registrar & Transfer Company, Inc.
12528 South 1840 East
Draper, Utah 84020

By ______________________
Authorized Signature